Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF RIGHTS OFFERING

DALLAS, TEXAS, January 17, 2014…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced the closing of its previously announced $273 million rights offering and related transactions under exercise commitment agreements with certain shareholders of the Company (the “Investment Agreements”).

Of the approximately 54.5 million total shares of common stock issued, approximately 28.2 million shares were issued in the rights offering and approximately 19.6 million shares and 6.7 million shares were issued to affiliates of WL Ross & Co. LLC and affiliates of Hamblin Watsa Investment Counsel Ltd., respectively, under their respective Investment Agreements. After giving effect to the rights offering and the Investment Agreements, EXCO has 272,820,969 shares of common stock outstanding.

Jeffrey D. Benjamin, EXCO’s Non-Executive Chairman of the Board, commented, “We are very pleased by the support of our existing shareholders and their participation has helped strengthen EXCO.”

The largest three shareholders of EXCO common stock, directly or through certain affiliates, after giving effect to the rights offering and the related transactions under the Investments Agreements are:

	Common Stock Ownership
	Shares	%
WL Ross & Co. LLC	51,104,050	18.7
Oaktree Capital Group Holdings GP, LLC	45,173,682	16.6
Hamblin Watsa Investment Counsel Ltd.	17,538,912	6.4

EXCO received net proceeds of approximately $272 million, after deducting estimated expenses. The Company used approximately $28.9 million of the proceeds to fully repay indebtedness related to the Asset Sale Requirement under the EXCO Resources Credit Agreement and approximately $243.2 million of the proceeds to repay indebtedness related to the revolving commitment under the EXCO Resources Credit Agreement. Elimination of the Asset Sale Requirement reduced the interest rate on the revolving commitment by 1%.

After giving effect to the rights offering and the related transactions under the Investment Agreements, the available borrowing base on the revolving commitment under the EXCO Resources Credit Agreement is $900.0 million with approximately $491.8 million of outstanding indebtedness and approximately $401.4 million of unused borrowing base, net of letters of credit.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state or jurisdiction.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. There can be no assurance that this transaction will proceed as described in this release. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the completion of the rights offering and transactions contemplated thereby, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in the Company’s final prospectus included as a part of the registration statement, and additional information and risk factors are included in EXCO’s reports on file with the Commission. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.